BioBalance Corporation Announces Acceptance of New Offer for Its Home Healthcare Business

Tuesday January 17, 8:30 am ET

NEW YORK, NY--(MARKET WIRE)--Jan 17, 2006 -- New York Health Care, Inc. (the "Company") (OTC BB:BBAL.OB - News) and its wholly owned subsidiary, The BioBalance Corporation ("BioBalance"), announced that the Company has accepted an alternative offer for the sale of its home healthcare business from Revival Home Health Care, a NYS-licensed home healthcare agency. Terms of the Revival Letter of Intent include a significant upfront break-up fee, assumption of approximately $4.3 million in net liabilities and a final cash payment at closing. The Company also received a $100,000 payment with signing of the Letter of Intent as part of the break-up fee.

The Company had previously announced on October 26, 2005 that it accepted an offer from a competitive firm which began the due diligence process with a 30 day exclusivity period. Once the exclusivity period expired, Revival was free to submit this new offer which was judged superior by the Company's board of directors. The Revival Letter of Intent requires completion of the definitive agreement within 45 days.

Dennis O'Donnell, CEO of the Company and its BioBalance subsidiary, said, "We are pleased to have received this offer from Revival which is very favorable to the Company's shareholders. With this agreement, we can further focus our efforts on the prescription drug development for PROBACTRIX, for which we hope to receive FDA approval to begin clinical testing in First Quarter 2006."

The sale is subject to the satisfaction of a number of conditions including execution of a definitive agreement, obtaining shareholder and regulatory approvals. Pending a definitive agreement, the Company will seek shareholder approval to endorse the divestiture and change the corporate name from New York Health Care, Inc. to BioBalance Inc. to reflect the new focus.

About The BioBalance Corporation

BioBalance, a development stage specialty pharmaceutical company, is focused on the development of patented biotherapeutic agents for gastrointestinal disorders that are poorly addressed by current therapies via accelerated regulatory pathways. These disorders include pouchitis, Irritable Bowel Syndrome (IBS), inflammatory bowel disease and diarrhea caused by antibiotics, chemotherapy or AIDS. On January 2, 2003, New York Health Care and BioBalance completed a business combination accounted for as a "reverse acquisition," in which BioBalance became a wholly owned subsidiary of the Company. The Company's common stock trades on the OTC Bulletin Board under the symbol BBAL. Additional information on BioBalance is located on the BioBalance website at www.biobalancecorp.com. Reports of the Company filed with the SEC are available on the SEC website at http://www.sec.gov.

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About Revival Home Health Care

Since 1994, Revival is an integral part of the health care network within the metro-NY area, serving as a resource center for a variety of health related matters. Revival is dedicated to providing responsive, culturally sensitive, professional home care to our patients in a cost conscious manner, with the goal of enhancing the potential for physical. psychological. and spiritual well being of those we serve. It provides its services within New York City, Westchester, Rockland, Orange and Sullivan counties. Revival has achieved unmatched growth and distinction as a provider of home health care services, and takes pride in the ability to integrate the ritual religious observance of its patients with healthcare needs so that neither is compromised. For more information, please contact us at 718-629-1000, info@revivalhhc.org or visit our website at www.revivalhhc.org.

SAFE HARBOR STATEMENT: In addition to historical information, certain of the statements in the preceding paragraphs, particularly those anticipating future events, financial performance, business prospects and growth and operating strategies constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, satisfaction of regulatory and other approvals and conditions necessary to market PROBACTRIX(R), the Company's ability to implement its strategies and achieve its objectives and the risks and uncertainties described in reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation, the risk factors set forth and cautionary statements made in the Company's 2004 Annual Report on Form 10-K, as amended, its latest quarterly report on Form 10-Q and current reports on Form 8-K.

Consulting For Strategic Growth I, Ltd. ("CFSG") provides The BioBalance Corporation with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG receives a fixed monthly fee for the duration of the agreement. Independent of CFSG's receipt of cash compensation from BioBalance, CFSG may choose to purchase the common stock of New York Health Care, Inc. and thereafter sell those shares at any time it deems appropriate to do so.

Contact:

        CONTACTS:
        Dennis O'Donnell
        CEO
        New York Health Care, Inc.
        Tel: (212) 679-7778
        Fax: (212) 679-7774
        Email Contact

        Stanley Wunderlich
        CEO
        Consulting For Strategic Growth 1, Ltd.
        Tel: (800) 625-2236
        Fax: (212) 337-8089
        Email Contact